EXHIBIT 99.1

REDEMPTION NOTICE

April 20, 2005

To:	Holders of Host Marriott Corporation 10% Class B Cumulative Redeemable Preferred Stock (CUSIP 44107P302)

Pursuant to the Articles Supplementary of Host Marriott Corporation (the “Company”) classifying the 10% Class B Cumulative Redeemable Preferred Stock, par value $0.01 per share of the Company (the “Class B Stock”), the Company is hereby providing notice to you of the Company’s redemption of all outstanding shares of its Class B Stock (the “Class B Preferred Shares”), and the following information in connection with such redemption:

1. The redemption date shall be May 20, 2005 (the “Redemption Date”).

2. The Class B Preferred Shares are being redeemed at a redemption price of $25.00 per share, plus $0.2431, the amount equal to all dividends accrued and unpaid thereon to the Redemption Date. You will receive, upon presentation of your Class B Stock certificate(s) as indicated in Paragraph 4 below, $25.2431 multiplied by the number of Class B Preferred Shares held by you as indicated on the addressee label.

3. The total number of Class B Preferred Shares to be redeemed by the Company pursuant to Section 5(b) of the Articles Supplementary classifying the Class B Stock is 4,000,000, representing all of the issued and outstanding Class B Preferred Shares. All of the Class B Preferred Shares held by you as indicated on the addressee label are being redeemed by the Company (the “Redeemed Shares”).

4. In order to receive payment for your Redeemed Shares, you should send by overnight mail or by certified mail, return receipt requested, or deliver by hand your Class B Stock certificate(s), together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, enclosed with this Redemption Notice, to EquiServe Trust Company (the “Agent”) on or after the Redemption Date at one of the addresses set forth below. Any monies deposited with the Agent and unclaimed at the end of two years from the Redemption Date will be repaid to the Company upon its written request, after which you may look only to the Company to receive payment for your Redeemed Shares.

By Mail	By Hand	By Overnight Delivery

EquiServe Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	EquiServe Corporate Actions 17 Battery Place, 11th Floor New York, NY 10004	EquiServe Attn: Corporate Actions 66 Brooks Drive Braintree, MA 02184

5. Dividends on the Class B Preferred Shares shall cease to accrue on the Redemption Date. The Redeemed Shares will be canceled on the stock records of the Company as of the Redemption Date and, thereafter, you will have no rights as a stockholder of the Company, other than the right to receive payment, upon surrender of your Class B Preferred stock certificate(s), in the amount of the Redemption Price.

Sincerely,

HOST MARRIOTT CORPORATION

By:	/s/ GREGORY J. LARSON
Name:	Gregory J. Larson
Title:	Senior Vice President, Treasurer